Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2006, relating to the consolidated financial statements of FPL Group, Inc. and Florida Power & Light Company, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of FPL Group, Inc. and Florida Power & Light Company for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in each Prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida
September 5, 2006